QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10(x)

Hewlett-Packard Company
Executive Deferred Compensation Plan
(Amended and Restated effective April 1, 2004)

Section 1.    Establishment and Purpose of Plan.

        The Hewlett-Packard Company Executive Deferred Compensation Plan was adopted and established effective January 1, 1994, and has been amended from time to time. The Plan provides deferred compensation for a select group of management or highly compensated employees as established in Title I of ERISA. Effective April 1, 2004, the Plan is hereby amended and restated.

        The Plan is intended to be an unfunded and unsecured deferred compensation arrangement between the Participant and the Company, in which the Participant agrees to give up a portion of the Participant's current compensation in exchange for the Company's unfunded and unsecured promise to make a deferred payment at a future date, as specified in Sections 6 and 7. As such the Plan shall be exempt from the participation, vesting and funding requirements of Parts 2 and 3 of Title I of ERISA and shall be subject to the limited reporting and disclosure requirements (under Part 1 of Title I of ERISA) applicable to such plans. The Company retains the right, as provided in Section 13, to amend or terminate the Plan at any time. Certain capitalized words used in the text of the Plan are defined in Section 21 in alphabetical order.

Section 2.    Participation in the Plan.

        2.1   General.    All Eligible Employees are eligible to defer Bonuses under the Plan. Eligible Employees are eligible to defer Base Pay under the Plan so long as their Base Pay, as of the first day of October preceding the calendar year within which the deferral is to be made, is equal to or in excess of the sum of (1) the amount defined in Code section 401(a)(17), which is in effect on January 1 of the calendar year to which the deferral election pertains, as adjusted by the Secretary of the Treasury under Code section 415(d), plus (2) $6,000.

        2.2   Cessation of Status of Eligible Employee.    If an Eligible Employee with a Base Pay Deferred Amount and/or Bonus Deferred Amount election in effect for a particular year ceases to be an Eligible Employee during such year, and does not reestablish eligibility prior to the first day in October prior to the next calendar year, his election with respect to a Base Pay Deferred Amount shall terminate effective as of the close of the calendar year during which he ceases to be an Eligible Employee. Such Employee's election with respect to his Bonus Deferred Amount shall continue in effect for any Bonus attributable to the fiscal year during which the Participant ceases to be an Eligible Employee. The provisions in the preceding two sentences relate only to the discontinuance of the Deferred Amount elections after the end of the year in which the Employee terminates employment or otherwise ceases to be an Eligible Employee. Amounts credited to such person's Deferral Account under any such election prior to its discontinuance shall be payable pursuant to the terms of such election, subject to the provisions of Section 2.

        2.3   Suspension or Termination of Participation.    Notwithstanding anything in this Plan to the contrary, in the event the Committee may determine, in its sole and absolute discretion, that an individual's participation in the Plan may jeopardize the status of the Plan as an unfunded and unsecured nonqualified deferred compensation plan under the Code or ERISA or may cause other Participants in the Plan to have their Deferral Accounts includable in their taxable income, the Committee may suspend or terminate such individual's status as an Eligible Employee.

Section 3.    Timing and Amounts of Deferred Compensation.

        All Base Pay and Bonus deferral elections, as provided under Sections 3.1 and 3.2, respectively, shall be made on such deferral election forms as are prescribed by the Committee. Each election form shall specify the nature of the Deferred Amount, the form of payment which is to be applicable with respect to such designated Deferred Amount, as provided in Section 6, the Beneficiary or Beneficiaries to receive any death benefit applicable to the subject amount, as provided in Section 9, and the Deferred Payment Date on which payment is to commence with respect to such Deferred Amount. Such Deferred Payment Date must be at least three (3) years after the date of the filing of the election form. Except as otherwise provided in this Section 3, all such Deferred Amount elections shall become irrevocable for the subject calendar year as of October 31 of the calendar year prior to the calendar year to which the election pertains. An Eligible Employee may change or revoke his Base Pay deferral election under Section 3.1.1 and may change or revoke his Bonus deferral election under Section 3.2.1 pursuant to such rules as are set by the Committee but in no event may any such election be amended or revoked after (1) the last business day of the Company's calendar year preceding the calendar year for which the election is made, with respect to Base Pay deferral elections, and (2) the last business day preceding the beginning of the performance period to which the Bonus award pertains, with respect to Bonus deferral elections. Eligible Employees shall make elections to participate in the Plan, as follows:

        3.1   Base Pay Deferrals.

          3.1.1 Timing of Base Pay Deferral.    To make an election of a Base Pay deferral for any calendar year, the Eligible Employee must file a deferral election form with the Committee in accordance with any procedures established by the Committee, but in no event later than the last business day of the calendar year preceding the calendar year with respect to which the election to defer Base Pay is made.

          3.1.2 Amount of Base Pay Deferral.    Once an election is made by an Eligible Employee, an annual whole dollar amount will be deferred from Base Pay, taken equally over the twenty-four (24) pay periods falling within the calendar year to which the election pertains. The minimum amount of Base Pay which may be deferred is $6,000 per calendar year. The maximum amount of Base Pay which may be deferred each calendar year is equal to the amount of Base Pay exceeding the amount defined in Code section 401(a)(17), as adjusted by the Secretary of the Treasury under Code section 415(d), in effect on January 1 of the calendar year to which the deferral election pertains.

        3.2   Bonus Deferrals.

          3.2.1 Timing of Bonus Deferral.    Participants must make an election to defer an H1 Bonus and/or H2 Bonus in accordance with any procedures established by the Committee, but in no event later than October 31 of the calendar year ending before the fiscal year to which the H1 and H2 Bonuses pertain. Participants must make an election to defer any other Bonus that is neither an H1 Bonus nor an H2 Bonus in accordance with any procedures established by the Committee. Notwithstanding the foregoing, an election to defer an H2 Bonus may be amended or revoked at any time prior to the commencement of the Performance Period to which the H2 Bonus relates, in accordance with any procedures established by the Committee.

          3.2.2 Amount of Bonus Deferral.    An Eligible Employee may defer any portion, up to 95%, of any Bonus to which he or she may become entitled, so long as the Deferred Amount is expressed in terms of a whole percentage point. Once an election is made by an Eligible Employee to defer a portion of a Bonus, the appropriate amount will be withheld from the Bonus when the amount of the Bonus has been certified by the Committee (with respect to a Bonus under the EPfR Plan), but not before the Bonus would otherwise have been paid to the Participant in cash under the plan from which the Bonus is payable.

        3.3   Committee Discretion.    Notwithstanding anything in this Section 3 to the contrary, the Committee shall have the discretion to modify the availability and timing of a valid deferral election under this Section 3, in any manner it deems appropriate; provided, however, that any alteration with respect to a Covered Officer must be consistent with the requirements for deductibility of compensation under Section 162(m) of the Code.

Section 4.    Deferral Accounts.

        4.1   In General.    Amounts deferred pursuant to Section 3 shall be credited to a Deferral Account in the name of the Participant. Deferred Amounts arising from deferrals of Base Pay shall be credited to a Deferral Account at least quarterly. Deferrals resulting from amounts credited to a Participant's Deferral Account from the deferral of Bonuses shall be credited to a Deferral Account as soon as practicable after the Committee—as appropriate under, and in accordance with, the terms of the plan from which the Bonus is payable—has approved the amount of a Bonus, but not before the Bonus would otherwise have been paid to the Participant in cash. The Participant's rights in the Deferral Account shall be no greater than the rights of any other unsecured general creditor of the Company. Deferred Amounts and Earnings thereon invested hereunder shall for all purposes be part of the general funds of the Company. Any payouts to a Participant of amounts credited to a Participant's Deferral Account are not due, nor are such amounts ascertainable, until the Payout Commencement Date.

        4.2   Hewlett-Packard Company Officers Early Retirement Plan Deferrals.    A Deferral Account may be created or credited pursuant to the termination of the Hewlett-Packard Company Officers Early Retirement (OER) Plan, as restated effective October 31, 1999. Except as otherwise provided in this Section 4.2, an OER Deferral shall be forfeited in full, if the Termination Date of a Rollover Participant for whom the OER Deferral was created or credited, occurs prior to April 1, 2001. Notwithstanding the foregoing, the OER Deferral of a Rollover Participant shall not be forfeited due to his or her Termination Date occurring prior to April 1, 2001, if the Rollover Participant has attained the age of 58 on or before March 31, 1999.

Section 5.    Earnings on the Deferral Account.

        5.1   Crediting in General.    Amounts in a Participant's Deferral Account will be credited at least quarterly with Earnings until such amounts are paid out to the Participant under this Plan as set forth in Section 6 or 7. All Earnings attributable to the Deferral Account shall be added to the liability of and retained therein by the Company. Any such addition to the liability shall be appropriately reflected on the books and records of the Company and identified as an addition to the total sum owing the Participant. The Deferral Account of a Rollover Participant shall be credited with Earnings at the same time and accounted for in the same manner as the Deferral Account of a Participant (regardless of the Rollover Participant's eligibility to participate in the Plan), pro-rated to reflect the date on which the deferral account from a Rollover Plan is transferred into the Plan.

        5.2   Hypothetical Investment Choice.    Except as otherwise provided in this Section 5.2, and subject to provisions of Section 4.1, the Committee may, in its discretion, offer Participants a choice among various hypothetical investments on which their Deferral Accounts may be credited. Such a choice is nominal in nature, and grants Participants no real or beneficial interest in any specific fund or property. Provision of a choice among hypothetical investment options grants the Participant no ability to affect the actual aggregate investments the Company may or may not make to cover its obligations under the Plan. Any adjustments the Company may make in its actual investments for the Plan may only be instigated by the Company, and may or may not bear a resemblance to the Participants' hypothetical investment choices on an account-by-account basis. The timing, allowance and frequency of hypothetical investment choices, and a Participant's ability to change how his or her Deferral

Account is credited, is within the sole discretion of the Committee. The Committee may, in order to comply with applicable law, further limit the hypothetical investment choices available to Covered Officers.

        5.3   OER Deferral Fund.    The Fund, referenced in Section 21.16.3, with respect to which OER Deferrals are credited, is a frozen fund. Participants will not have, among the hypothetical investment choices, the right to request that additional Deferral Account balances be credited in accordance with the deemed return on investment of this Fund. However, Participants may choose to have any or all of the balance of a Deferral Account being credited in accordance with the deemed return on investment of this Fund, credited instead using any of the hypothetical investment choices referenced in Section 5.2.

Section 6.    Payout to the Participants.

        6.1   Time of Payment of Deferred Amounts.

          6.1.1 Deferrals Made in 2004 and Thereafter.    On each deferral election form filed by a Participant, such Participant shall specify the Deferred Payment Date on which benefit payments under the Plan are to be made or commence with respect to the Deferred Amount covered by such deferral election. In making such designation, the Participant may designate any January of a specified year as a Deferred Payment Date, so long as the specified year is at least three (3) years after the year in which the deferrals are being made. Additionally, on such form the Participant may elect that in all events payments shall commence as soon as practicable following the date on which the Eligible Employee terminates employment with the Company (which, in the case of installment payments, shall be as of the January following the date of such Employee's termination of employment). If for any reason the Eligible Employee fails to make an effective Deferred Payment Date designation, his Deferred Payment Date for the amount that is the subject of the deferral election shall be as soon as practicable following the date on which the Eligible Employee terminates employment with the Company and related entities, with such amount paid in a single lump sum. Except as otherwise provided in this Section 6, all benefit payments under the Plan with respect to Deferred Amounts shall be made to the Participant on the Deferred Payment Dates as specified in his applicable deferral election forms.

          6.1.2 Special Election for Pre-2004 Deferrals.    With respect to the portion of their Deferral Account attributable to Base Pay and Bonus deferrals that occurred prior to 2004, Participants shall be entitled to a special one-time election to specify a new Deferred Payment Date on which benefit payments under the Plan are to be made or commence. In general, such election shall follow the process described in Section 6.1.1 above and shall apply so long as the Participant's Termination Date occurs on or after January 1, 2005, and in accordance with rules established by the Committee. Notwithstanding the foregoing, however, in the event that a Participant's Termination Date occurs prior to January 1, 2005, the portion of his Deferral Account attributable to contributions made prior to 2004 shall be distributed to him as described in Section 7.

        6.2   Forms of Payment of Deferred Amounts.    On each deferral election form filed by a Participant, such Participant shall specify the form of payment for the amounts attributable to the Deferred Amount covered by such deferral election. In making such designation, the Participant may designate payment in the form of a single lump-sum payment or payment in the form of annual installment payments payable for not less than two (2) but no more than fifteen (15) years. Annual installment payments will be paid once a year beginning on the date specified on the applicable deferral election form, as provided in Section 6.1. If for any reason the Participant fails to make an effective designation under this Section 6.2, payment of the amount that is the subject of the deferral election shall be made in the form of a single lump-sum payment on the date as specified in Section 6.1. Except as otherwise provided in this Section 6 or in Section 7, all benefit payments under the Plan with respect to a Participant's Deferred Amounts shall be made to the Participant in the payment forms as specified on his applicable deferral election forms.

        6.3   Death Benefits.    If a Participant shall die with a balance credited to his Accounts, such balance shall be paid to his applicable designated Beneficiary or Beneficiaries as provided herein. With respect to all amounts that have not been paid as of the Participant's death, the then-current balance of each such amount payable to a designated Beneficiary shall be paid to the designated Beneficiary in a single lump-sum payment as soon as practicable following the Participant's death.

        6.4   Minimum Distributions.    If a Participant's employment with the Company has terminated, and if such Participant has elected (or is entitled) to receive installment distributions from the Plan, and the Participant's Account balance is equal or less than $15,000, the Committee in its sole and exclusive discretion may pay to such Participant, in lieu of such installment distribution, the total balance in such Participant's Account immediately upon termination. If a Participant's employment has terminated, and such Participant's Account balance is greater than $15,000 and the Participant has elected (or is entitled) to receive installment distributions from the Plan, the Committee in its discretion may increase such Participant's annual payments to $15,000 and reduce the total number of payments to be paid in proportion to such increased payment, but may not otherwise accelerate the time of the payments. Notwithstanding the foregoing, if a Participant's Termination Date precedes his Retirement Date, then the Participant's Account balance will be distributed in a single lump sum immediately upon termination.

        6.5   Method of Calculation of Payments.    For purposes of computing the amount of any distribution to a Participant or a Beneficiary, the balance in such Participant's or Beneficiary's Account (as of the date preceding the payment date) shall be multiplied by a fraction, the numerator of which equals one and the denominator of which equals the number of years that such Participant or Beneficiary has elected to defer payments under this Section 6 less the number of payments such Participant or Beneficiary has previously received pursuant to this Section 6.

        6.6   Automatic Payment.    Notwithstanding anything contained herein to the contrary, if it has been finally determined that funds held pursuant to this Plan and the relevant Earnings are includable in the taxable income of a Participant or his Beneficiary, such funds shall be immediately distributed to such Participant or Beneficiary. For purposes of this Section, a final determination shall occur when a decision is determined by the highest court which could otherwise render a decision (or the Participant and the Internal Revenue Service have reached a final agreement) in this regard.

Section 7.    Special Transition Rules for Deferrals Before 2004.

        7.1   Termination After Retirement Date.    If a Participant's Termination Date is prior to January 1, 2005 and on or after his or her Retirement Date and the portion of the Participant's Deferral Account attributable to deferrals made before 2004 is no less than $15,000 on the Retirement Date, an election as to the form and commencement of benefit may be made in accordance with this Section 7.1. An election under this section is only valid if made before the date which is at least twelve (12) months prior to the Participant's Termination Date, and on or before the last day of the calendar year preceding the Termination Year.

          7.1.1 Form of Payout.    A Participant making a valid election under this Section 7.1 may elect to receive either (1) a single lump sum payout by January 15 of the year following the Termination Year, or (2) a payout in annual installments over a five (5) to fifteen (15) year period beginning with the January 15 following the Termination Year.

          7.1.2 Commencement of Payout.    A Participant making a valid election under this Section 7.1 may elect to further defer the Payout Commencement Date, under either the single lump sum or the annual installment election addressed in Section 7.1.1, by an additional one (1), two (2) or three (3) years beginning after the January 15 following the Termination Year.

          7.1.3 Earnings on Deferral Accounts.    Whatever the form of payout under Section 7, and whatever the timing of the Payout Commencement Date, the Deferral Account of a Participant shall continue to be credited with Earnings until all amounts in such an account are paid out to the Participant.

        7.2   Default Form and Commencement of Payout.    If a Participant's Termination Date is prior to January 1, 2005 and is on or after his or her Retirement Date, a valid election under Section 7.1 is not made, and the Participant's Deferral Account balance is no less than $15,000 on the Retirement Date, then the Participant shall receive his or her payout in annual installments over the fifteen (15) year period beginning with the January 15 following the Termination Year. If, however, such Deferral Account balance is less than $15,000 on the Retirement Date, then the Participant shall receive a single lump sum payout as soon as practicable after the Retirement Date.

Section 8.    Hardship Provision.

        8.1   Unforeseeable Emergencies.    Neither the Participant nor his or her Beneficiary is eligible to withdraw amounts credited to a Deferral Account prior to the time specified in Sections 6 and 7. However, such credited amounts may be subject to early withdrawal if an unforeseeable emergency occurs that is caused by an event beyond the Participant's or Beneficiary's control and would result in severe financial hardship to the individual if early withdrawal is not permitted. A severe financial hardship exists only when all other reasonably available financial resources have been exhausted. The Committee shall have sole discretion to determine whether to approve any hardship withdrawal, which amount will be limited to the amount necessary to meet the emergency. The Committee's decision will be final and binding on all interested parties.

        8.2   Waiting Period.    If the Committee approves a hardship withdrawal, the Participant's deferrals under the Plan shall cease, and such Participant will be allowed to enroll if eligible in the next enrollment period following six (6) months after the date of distribution.

Section 9.    Designation of Beneficiary.

        The Participant shall, by notice to the Company in the form and manner prescribed by the Company, (1) at the time of the first election to designate a Beneficiary hereunder, and (2) shall have the right thereafter to change any Beneficiary previously designated by the Participant. In the case of a Participant's death, payment due under this Plan shall be made to the designated Beneficiary. To be valid, a Beneficiary designation must be received by the Company prior to the Participant's death. If there is no valid Beneficiary designation in effect with respect to the Participant at the time of his or her death, the amount (if any) otherwise payable to the Beneficiary shall instead be paid to all members (in equal shares) of the first class in which there are living members on the date of the Participant's death, in the following order of priority: (I) the Participant's spouse; (II) the Participant's children; (III) the Participant's parents; (IV) the Participant's brothers and sisters; (V) the Participant's estate. Solely for purposes of the immediately preceding sentence, the term "spouse" shall include domestic partners. For such purposes, a "domestic partner" shall mean the person with whom the Participant has signed and filed a notarized declaration of domestic partnership form as prescribed by the Company.

        Effective January 5, 2004, the Company adopted revised procedures governing the form and manner in which a Participant may designate a Beneficiary (the "2004 Procedures"). Effective for any death occurring on or after April 1, 2004, only a Beneficiary designation submitted in accordance with the 2004 Procedures shall be a valid Beneficiary designation. Accordingly, for deaths occurring on or after April 1, 2004, any Beneficiary designation submitted not in accordance with the 2004 Procedures, including any Beneficiary designation on file with the Company as of January 4, 2004, shall be invalid.

Section 10.    Limitation on Assignments.

        Benefits under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishments by creditors of the Participant or the Participant's Beneficiary and any attempt to do so shall be void. Subject to Section 19 and notwithstanding the foregoing, upon receipt of a copy of a decree from a court of competent jurisdiction which finally declares a Participant's spouse as having property rights to a portion of the amounts credited to such Participant's Deferral Account, the Committee shall segregate such portion from the Participant's Deferral Account and hold that portion for the benefit of the spouse.

Section 11.    Administration.

        11.1 Administration by Committee.    The Plan shall be administered by the Committee. The Committee shall have the sole authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan and to make any other determinations that it believes necessary or advisable for the administration of the Plan. Decisions and determination by the Committee shall be final and binding upon all interested parties, including but not limited to shareholders, Participants, Beneficiaries and other employees. The Committee may delegate its administrative responsibilities as it deems appropriate.

        11.2 Rules; Claims for Benefits.    The Committee shall adopt and establish such rules and regulations with respect to the administration of the Plan as it deems necessary and appropriate, including procedures regarding a claim for benefits under the Plan by a Participant or Beneficiary. To the extent required by law, completion of such claims procedures shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action by a person claiming rights under the Plan. The Committee and the claimant may be mutual agreement waive the procedures as a mandatory condition to such action. In no event shall the claims procedure be applied to circumvent or have the effect of modifying either the manner of payment or the time of commencement of payment under the terms of the Plan.

        11.3 Books and Records.    Books and records maintained for the purpose of the Plan shall be maintained by the officers and employees of the Company at its expense and subject to supervision and control of the Committee.

        11.4 Committee Discretion.    Notwithstanding anything in this Plan to the contrary, the Committee shall have the discretion to modify the availability and timing of a valid election under Section 6.1 or 7.1, and the timing, form and amount (e.g., payouts affected by a forfeiture under Section 4.2) of any payout, in any manner it deems appropriate; provided, however, that any alteration with respect to a Covered Officer must be consistent with the requirements for deductibility of compensation under section 162(m) of the Code.

Section 12.    No Funding Obligation.

        The Company is under no obligation to transfer amounts credited to the Participant's Deferral Account to any trust or escrow account, and the Company is under no obligation to secure any amount credited to a Participant's Deferral Account by any specific assets of the Company or any other asset in which the Company has an interest. This Plan shall not be construed to require the Company to fund any of the benefits provided hereunder nor to establish a trust for such purpose. The Company may make such arrangements as it desires to provide for the payment of benefits, including, but not limited to, the establishment of a rabbi trust or such other equivalent arrangements as the Company may decide. No such arrangement shall cause the Plan to be a funded plan within the meaning of Title I of

ERISA, nor shall any such arrangement change the nature of the obligation of the Company nor the rights of the Participants under the Plan as provided in this document. Neither the Participant nor his or her estate shall have any rights against the Company with respect to any portion of the Deferral Account except as a general unsecured creditor. No Participant has an interest in his or her Deferral Account until the Participant actually receives the deferred payment.

Section 13.    Amendment and Termination of the Plan.

        The Company, by action of the Committee, in its sole discretion may suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that amounts already allocated to the Deferral Accounts will continue to be owed to the Participants or Beneficiaries and will continue to accrue Earnings and continue to be a liability of the Company. Any amendment or termination of the Plan will not affect the entitlement of any Participant or the Beneficiary of a Participant who terminates employment before the amendment or termination. All benefits to which any Participant or Beneficiary may be entitled shall be determined under the Plan as in effect at the time the Participant terminates employment and shall not be affected by any subsequent change in the provisions of the Plan; provided, that the Company reserves the right to change the basis of return on investment of the Deferral Account with respect to any Participant or Beneficiary. Participants or Beneficiaries will be given notice prior to the discontinuance of the Plan or reduction of any benefits provided by the Plan.

Section 14.    Tax Withholding.

        The Company shall have the right to deduct from all payments or deferrals made under the Plan any Tax required by law to be withheld. If the Company concludes that Tax is owing with respect to any deferral of income or payment hereunder, the Company shall withhold such amounts from any payments due the Participant, as permitted by law, or otherwise make appropriate arrangements with the Participant or his or her Beneficiary for satisfaction of such obligation.

Section 15.    Choice of Law.

        This Plan, and all rights under this Plan, shall be interpreted and construed in accordance with ERISA and, to the extent not preempted, the law of the State of Delaware, unless otherwise stated in the Plan.

Section 16.    Notice.

        Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the Assistant Secretary of the Company or his or her delegate and shall become effective when it is received.

Section 17.    No Employment Rights.

        Nothing in the Plan, nor any action of the Company pursuant to the Plan, shall be deemed to give any person any right to remain in the employ of the Company or affect the right of the Company to terminate a person's employment at any time, with or without cause.

Section 18.    Rollovers from other Plans.

        18.1 Discretion to Accept.    The Committee shall have complete authority and discretion, but no obligation, to allow the Plan to create Deferral Accounts for Rollover Participants and credit such accounts with amounts to reflect the Rollover Participant's deferral account in a Rollover Plan. The amounts credited to such Deferral Accounts are fully subject to the provisions of this Plan. Reference in the Plan to such a crediting as a "rollover" or "transfer" of assets from a Rollover Plan is nominal in nature, and confers no additional rights upon a Rollover Participant other than those specifically set forth in the Plan.

        18.2 Status of Rollover Participants.    A Rollover Participant and his or her Beneficiary are fully subject to the provisions of this Plan, except as otherwise expressly set forth herein. A Rollover Participant who is not already a Participant in the Plan and is not otherwise eligible to participate in the Plan at the time of rollover, shall not be entitled to make any additional deferrals under the Plan unless and until he or she has become an Eligible Employee under the terms of the Plan.

        18.3 Payment to Rollover Participants.    If at the time of rollover or transfer, payments from a Rollover Participant's account in a Rollover Plan have already commenced from a Rollover Plan, he or she shall continue to receive such payments in accordance with the form and timing of payment provisions of such plan. If a Rollover Participant is not yet eligible to receive payments from the Rollover Plan at the time of the rollover or transfer, he or she is bound by the payout provisions of this Plan.

Section 19.    Qualified Domestic Relations Orders.

        Upon receipt of any court order relating to the benefit payable to a Participant hereunder, the Committee shall (1) notify the Participant and the "alternate payee(s)" of such order and the Plan's procedures for determining the qualified status of such order; and (2) segregate in a separate account in the Plan the amount payable pursuant to such order. Within eighteen (18) months of receipt of such order, the day-to-day administrator of the Plan shall determine whether the order is a "qualified domestic relations order" (as defined in Section 414(p)(7) of the Code determined as if the Plan were a qualified plan under Section 401(a) of the Code), pursuant to written administrative procedures identical to those adopted by the Company's 401(k) plan in accordance with Section 414(p)(6) and (7) of the Code. If such order is a qualified domestic relations order determined as if the Plan were a qualified plan, the Committee shall pay the segregated amount to that alternate payee(s) entitled thereto in a single lump-sum payment as soon as practicable after such determination.

Section 20.    Code Section 162(m).

        With respect to Covered Employees, this Plan is designed to satisfy the special requirements for performance-based compensation set forth in Section 162(m) of the Code, and the Plan shall be so construed. Furthermore, if a provision of the Plan as it relates to a Covered Officer causes a deferral or payment to fail to satisfy these special requirements, the Plan shall be deemed amended to satisfy the requirements to the extent permitted by law and subject to Committee approval.

Section 21.    Definitions and Construction.

        21.1 Base Pay means the annual base cash compensation, determined on October 1 preceding the calendar years within which deferrals are to be made, for employees on the U.S. payroll of the Company, excluding commissions, overtime pay, bonuses or Bonuses, shift differential, payments under any disability program sponsored by the Company, or any other additional compensation.

        21.2 Beneficiary means the person or persons or trust designated by a Participant under Section 9 to receive any amounts payable under the Plan in the event of the Participant's death.

        21.3 Bonus refers to an H1 Bonus, an H2 Bonus and any other bonus that the Committee may deem from time to time eligible to be deferred under this Plan.

        21.4 Code means the Internal Revenue Code of 1986, as amended from time to time.

        21.5 Committee means the HR and Compensation Committee of the Board of Directors of the Company, or its delegate. The Committee shall serve as plan administrator within the meaning of ERISA.

        21.6 Company means Hewlett-Packard Company, a Delaware corporation, and any business entity within the Hewlett-Packard Company consolidated group.

        21.7 Company Performance Bonus Plan or CPB Plan refer to the Company's Company Performance Bonus Plan, as amended from time to time.

        21.8 Covered Officer shall have the same meaning as set forth in the PfR Plan.

        21.9 Deferral Account means the account balance of a Participant in the Plan created from Deferred Amounts or from a credit to a Participant's account from a Rollover Plan, and the Earnings thereon prior to payout to the Participant.

        21.10 Deferred Amount means the amount the Participant elects to have deferred from Base Pay and/or a Bonus, pursuant to Section 3.

        21.11 Deferred Payment Date means the payment date, as specified by a Participant on his Base Pay or Bonus deferred election form, on which he elects to have his applicable amount paid or commence being paid.

        21.12 Earnings refers to the deemed return on investment (or charge on investment loss) allocated to the Participant's Deferral Account, based on the return of the Fund.

        21.13 Eligible Employee means an individual who is a regular employee on the U.S. payroll of the Company on the first day of October preceding the calendar years within which deferrals are to be made and whose job position with the Company has a title of Director (or whose job function is, in the sole and absolute discretion of the Committee, equivalent to a "Director" position) or above and who has been assigned a salary grade of E4 or S4 or above or its equivalent; notwithstanding the foregoing, individuals who are classified by the Company as (1) leased from or otherwise employed by a third party, (2) independent contractors, or (3) intermittent or temporary, even if such classification is changed retroactively as a result of an audit, litigation or otherwise shall be excluded.

        21.14 EPfR Plan refers to the Hewlett-Packard Company Executive Pay-for-Results Plan.

        21.15 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        21.16 Fund means-

          21.16.1   With respect to Earnings credited to deferrals of Base Pay or Bonuses, those funds representing the investment returns of the hypothetical investment choices designated by the Committee from time to time, in accordance with the provisions of Section 5;

          21.16.2   With respect to Earnings credited to the Deferral Account of a Covered Officer, the term Fund shall specifically refer to a fund permitted by the Treasury Regulations promulgated under Code Section 162(m) and in accordance with Section 5; and

          21.16.3   With respect to an OER Deferral, the term Fund shall specifically refer to a fund the investments of which are comprised of a mix of debt and equity, as chosen in the sole discretion of the Committee, and as subject to the forfeiture provisions of Section 4.2.

        21.17 H1 Bonus means a Bonus arising from the Performance Period described by the first half of the Company's fiscal year (November 1 through April 30), as defined in the EPfR Plan, PfR Plan and the CPB Plan. The term "H1 Bonus" also relates to any other bonus payable to a Participant on the same cycle as the EPfR Plan, PfR Plan and CPB Plan—i.e., with a Performance Period defined by the first half of the Company's fiscal year (November 1 through April 30).

        21.18 H2 Bonus means a Bonus arising from the Performance Period described by the second half of the Company's fiscal year (May 1 through October 31), as defined in the EPfR Plan, PfR Plan and CPB Plan. The term "H2 Bonus" also relates to any other bonus payable to a Participant on the same cycle as the EPfR Plan, PfR Plan and CPB Plan—i.e., with a Performance Period defined by the second half of the Company's fiscal year (May 1 through October 31).

        21.19 OER Deferral means that portion of a Participant's Deferral Account comprised of amounts deferred and credited to the account arising from the termination of the Hewlett-Packard Company Officers Early Retirement Plan, as restated effective October 31, 1999, including any earnings thereon.

        21.20 Participant means any individual who has benefits in a Deferral Account under the Plan or who is receiving or entitled to receive benefits under the Plan. The term Participant also refers to a Rollover Participant, except where expressly provided otherwise.

        21.21 Pay-for-Results Short-Term Bonus Plan or "PfR" Plan refers to the Hewlett-Packard Company Pay-for-Results Short-Term Bonus Plan, as amended from time to time.

        21.22 Payout Commencement Date means the date on which the payout to a Participant of amounts credited to his or her Deferral Account first commence.

        21.23 Performance Measure shall have the same meaning as set forth in the PfR Plan.

        21.24 Performance Period shall have the same meaning as set forth in the PfR Plan.

        21.25 Plan means, unless preceded by (1) "EPfR" in which case the term refers to the EPfR Plan, (2) "PfR" in which case the term refers to the PfR Plan, (3) "CPB" or "Company Performance Bonus" in which case the term refers to the CPB Plan, or (4) "Rollover" in which case the term refers to a Rollover Plan, the Hewlett-Packard Company Executive Deferred Compensation Plan, as adopted effective January 1, 1994, as amended and restated from time to time.

        21.26 Retirement Date means (1) the date on which a Participant has completed at least 15 years of service, as defined in the Retirement Plan, and has attained age 55; or (2) the Termination Date of a Participant who participated in the Hewlett-Packard Company 2002 Enhanced Early Retirement Program and who terminated employment during the period June 14, 2002 through August 31, 2002. For purposes of Section 21.26(1) above, the Committee may, in its discretion, permit the years of service of a Rollover Participant to include the years of service with the employer for which a Rollover Participant worked immediately preceding employment with the Company.

        21.27 Retirement Plan means the Hewlett-Packard Company Retirement Plan, as amended from time to time.

        21.28 Rollover Participant means an individual with a Deferral Account in the Plan transferred from a Rollover Plan in accordance with the provisions of Section 18. The term Rollover Participant may also refer to an individual who has previously been a Participant in the Plan, or an existing Participant at the time of transfer.

        21.29 Rollover Plan means either-

          21.29.1   The nonqualified deferred compensation plan of a business entity acquired by the Company through acquisition of a majority of the voting interest in, or substantially all of the assets of, such entity; or,

          21.29.2   Any plan or program of the Company, or any employing business entity within the Hewlett-Packard Company consolidated group, including but not limited to the Hewlett-Packard

  Company Officers Early Retirement Plan, pursuant to the termination of which a Deferral Account is created or added to for a Participant or Rollover Participant.

        21.30 Tax or Taxes means any federal, state, local, or any other governmental income tax, employment or payroll tax, excise tax, or any other tax or assessment owing with respect to amounts deferred, any Earnings thereon, and any payments made to Participants under the Plan.

        21.31 Termination Date means the date on which the Participant ceases to be an employee of the Company.

        21.32 Termination Year means the calendar year within which a Participant's Termination Date falls.

Section 22.    Gender and Number; Severability.

        Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

Section 23.    Execution.

IN WITNESS WHEREOF, the Company has caused this Plan to be duly amended and restated by the undersigned this 19th day of March, 2004, effective April 1, 2004.

HEWLETT-PACKARD COMPANY
By	/s/ MARCELA PEREZ DE ALONSO Marcela Perez de Alonso Executive Vice President Human Resources and Workforce Development

QuickLinks

  Exhibit 10(x)
Hewlett-Packard Company Executive Deferred Compensation Plan (Amended and Restated effective April 1, 2004)